Exhibit 4.18

                          SECOND AMENDMENT TO THE
                     AMERICAN STORES RETIREMENT ESTATES
                             (1994 RESTATEMENT)

     The American Stores Retirement Estates (1994 Restatement) is hereby amended in the following respects.

     A. Section 6.3(b)(i) shall be amended, effective January 1, 1994, to read as follows:

          (i) This amount shall be allocated to the Company Match on Contributions Account of each Participant who made Spring Contributions (whether Tax Deferred Contributions or Taxed Contributions) during the Plan Year. The portion of the total amount that will be allocated to the Account of a Participant will be the same ratio as the amount of the Participant's Sharing Contributions during the Plan Year (which have not been withdrawn by the Participant pursuant to Section 8.1 (other than withdrawals pursuant to Section 8.1(f)) or returned pursuant to Section 4.4, 4.5, or 4.7) bear to the total amount of all such Sharing Contributions of all Participants.

     IN WITNESS WHEREOF, this instrument of amendment is executed this ___ day of _____________, 199_.


                                          AMERICAN STORES COMPANY


                                          By:
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                                          Title:
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